                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              HORIZON GROUP, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                                  [HORIZON LOGO]

                                                   5000 Hakes Drive
                                                   Norton Shores, Michigan 49441

----------------------------

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 1997
----------------------------

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Horizon Group, Inc. will be held at Berkeley Commons Outlet Center, 5715-62A Richmond Road, Williamsburg, Virginia, on Wednesday, May 14, 1997, at 10:00 a.m., Williamsburg time, for the following purposes:

1. to elect two directors;

2. to vote upon the adoption of the 1997 Stock Option Plan; and

3. to transact such other business as may properly come before the meeting.

                                          By order of the Board of Directors,

                                          JAMES S. O'BRIEN
                                          Secretary
Norton Shores, Michigan
April 16, 1997

----------------------------

PROXY STATEMENT
----------------------------

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Horizon Group, Inc. (the "Company") for use at the annual meeting of shareholders to be held on May 14, 1997 and at any adjournment thereof. Only shareholders of record at the close of business on March 28, 1997 will be entitled to notice of and to vote at the meeting. The Company had outstanding 23,781,583 shares of common stock ("Common Stock") as of the close of business on February 15, 1997. There are no other voting securities. This proxy statement and form of proxy are first being sent to shareholders on or about April 16, 1997. Each shareholder is entitled to one vote per share for the election of directors, as well as on other matters. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted; such shares will be voted in accordance with the directions on the proxy form, or in the absence of direction as to any proposal, they will be voted for such proposal; and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. The shareholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company, by executing and duly delivering a subsequent proxy or by attending the meeting and voting in person.

In case the nominees named herein for election as directors are not available when the election occurs, proxies in the accompanying form may be voted for a substitute. The Company expects the nominees to be available and knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote from which such shareholder abstained. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, although counted for purposes of determining the presence of a quorum such shares will not be considered as present and entitled to vote with respect to that matter. The favorable vote of the holders of a majority of the shares of Common Stock represented at the meeting will be required to elect the directors to be elected. The favorable vote of the holders of a majority of the shares of Common Stock represented at the meeting will be required to adopt the 1997 Stock Option Plan.

In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company in person, by telegraph, by telephone or by other means. The cost of the proxy solicitation will be paid by the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of February 15, 1997 (except as otherwise indicated) regarding the beneficial ownership of Common Stock by each director and Named Officer (as defined herein) of the Company, by all directors and executive officers of the Company as a group, and by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

                                                                                         Percentage
                                                                   Percentage           Ownership of
                                                                  Ownership of          Outstanding
                                          Number of Shares         Outstanding       Common Stock After
Name(1)                                 Beneficially Owned(2)    Common Stock(3)    Exchange of Units(4)
-------                                 ---------------------    ---------------    --------------------
Douglas Crocker II..................              2,605              *                    *
William P. Dickey...................              2,000              *                    *
Alan Glen(5)........................            950,957               3.93%                 3.11%
Edwin N. Homer......................              9,099              *                    *
Jeffrey A. Kerr(6)..................          1,651,103               6.73%                 5.40%
Norman Perlmutter(7)................          1,016,174               4.10%                 3.32%
Ronald L. Piasecki..................            274,314               1.14%               *
Martin Sherman......................              2,666              *                    *
Francis T. Vincent, Jr. ............              3,000              *                    *
Joseph Cattivera....................             34,450              *                    *
James S. Harris.....................            139,600              *                    *
Heidi J. Holwerda...................              5,406              *                    *
William H. Neville..................             17,836              *                    *
All directors and executive officers
  as a group (13 persons)...........          4,109,210              15.90%                13.39%
Franklin Resources, Inc.(8).........          2,970,300              12.49%                 9.71%
First Union Corporation(9)..........          1,144,148               4.81%                 3.74%
Cheryl McArthur(10).................          1,059,171               4.26%                 3.46%
United States National Bank of
  Galveston(11).....................          1,382,403               5.81%                 4.52%
FLOC, LLC(12).......................          1,778,344               6.96%                 5.81%

------------
  *  Less than 1%

 (1) The business address of each shareholder who is a director or executive officer of the Company is c/o the Company, 5000 Hakes Drive, Norton Shores, Michigan 49441. The business address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94403. The business address of First Union Corporation is One First Union Center, Charlotte, North Carolina 28288. The business address of Cheryl McArthur is 2345 Egandale,

     Highland Park, Illinois 60035. The business address of FLOC, LLC is 180 North LaSalle Street, Chicago, Illinois 60601.

 (2) Includes shares subject to stock options which were exercisable on February 15, 1997, or within sixty (60) days thereafter; Units in Horizon/Glen Outlet Centers Limited Partnership ("Operating Partnership") which are immediately exchangeable for shares of Common Stock on a one-for-one basis (including 431,671 Units beneficially owned by Mr. Glen, 350 Units beneficially owned by Mr. Homer, 407,244 Units beneficially owned by Mr. Kerr, 1,003,213 Units beneficially owned by Mr. Perlmutter, 264,314 Units beneficially owned by Mr. Piasecki, 1,150 Units beneficially owned by Mr. Cattivera, 10,000 Units beneficially owned by Mr. Harris, and 1,058,729 Units beneficially owned by Ms. McArthur); or in which the person named in the table otherwise has a beneficial interest.

 (3) Outstanding shares of Common Stock for this purpose include (i) all issued and outstanding shares of Common Stock of the Company, (ii) shares, if any, issuable in exchange for Operating Partnership Units by the named person or group and (iii) shares, if any, subject to stock options which were exercisable on February 15, 1997, or within sixty (60) days thereafter by the named person or group.

 (4) Outstanding shares of Common Stock for this purpose include (i) all issued and outstanding shares of Common Stock of the Company, (ii) all shares issuable in exchange for outstanding Operating Partnership Units and (iii) all shares subject to stock options which were exercisable on February 15, 1997 or within sixty (60) days thereafter by all named persons or groups.

 (5) Mr. Glen is a limited partner owning a 0.005% interest in the MG Patchogue Limited Partnership, a subsidiary of the Company.

 (6) Includes 650 shares of Common Stock held in the Company's 401(k) plan. Mr. Kerr also owns 95.0%, 99.0%, 99.0% and 99.0%, respectively of the voting stock in HGI Management Corp., MG Third Party Services Corp., First HGI, Inc. and HGI Perryville, Inc. all of which are subsidiaries of the Company. Mr. Kerr receives 5.0% of the economic interest of each of HGI Management Corp., MG Third Party Services Corp., First HGI, Inc. and HGI Perryville, Inc. as a result of such stock ownership.

 (7) Includes 1,011,884 shares beneficially owned by Cheryl McArthur.

 (8) According to a Schedule 13D filed with the Securities and Exchange Commission ("SEC"), as of December 31, 1996, such shares were beneficially owned by one or more open or closed-ended investment companies or other managed accounts advised by direct and indirect investment advisory subsidiaries ("Subsidiaries") of Franklin Resources, Inc. ("FRI"), which exercises all voting and investment power over such shares. In addition, FRI's two principal shareholders, Charles B. Johnson and Rupert M. Johnson, Jr., may be deemed beneficial owners of any shares held by persons or entities advised by FRI or its Subsidiaries. The Schedule 13D filed with the SEC listed FRI, its Subsidiaries, Charles B. Johnson and Rupert M. Johnson as filers.

 (9) According to a Schedule 13G filed with the SEC, as of December 31, 1996, First Union Corporation had shared voting power with regard to 115,924 of such shares.

(10) According to a Schedule 13D filed with the SEC, as of January 10, 1997, Cheryl McArthur had shared voting and dispositive power with regard to 9,640 of such shares. Includes 4,290 shares beneficially owned by Norman Perlmutter.

(11) According to a Schedule 13G filed with the SEC, as of February 2, 1996, United States National Bank of Galveston lacked voting power with respect to 90,539 of such shares and had shared dispositive power with regard to 14,678 of such shares.

(12) According to a Schedule 13D filed with the SEC, as of February 5, 1997, such shares were subject to an option exercisable by FLOC, LLC on February 15, 1997 or within sixty (60) days thereafter.

BOARD OF DIRECTORS

MEMBERS AND NOMINEES FOR ELECTION

The Board of Directors of the Company consists of eight members divided into three classes serving staggered three-year terms. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The term of two present directors, Edwin N. Homer and Francis T. Vincent, will expire at this annual meeting. Norman R. Higo and Robert D. Perlmutter have been nominated for election for a three-year term expiring at the annual meeting in 2000 or until their successors have been elected and qualified. Messrs. Piasecki, Crocker, Dickey and Sherman were previously elected as directors by the shareholders of the Company; Messrs. Glen, Norman Perlmutter and Vincent were elected by the Board of Directors upon the merger of McArthur/Glen Realty Corp. into the Company on July 14, 1995. The following table sets forth certain information with respect to the directors of the Company whose terms are continuing and the nominees for election as a director at the 1997 Annual Meeting:

                              First Became a                      Principal Occupation, Name of Organization in
                               Director of         Term as         which Occupation is Carried on, Offices and
            Name               the Company     Director Expires    Position, if any, With the Company; and Age
            ----              --------------   ----------------   ---------------------------------------------
Norman Perlmutter...........       1995              1998         Chairman of the Board and Chief Executive
                                                                    Officer of Heitman Financial Ltd.; Chairman
                                                                    of the Board of Directors of the Company;
                                                                    Age 63

Ronald L. Piasecki..........       1993              1998         President and Chief Executive Officer of the
                                                                    Company; Director of Sun Communities, Inc.;
                                                                    Age 58

Douglas Crocker II..........       1995              1999         President and Chief Executive Officer of
                                                                    Equity Residential Properties Trust,
                                                                    President and Chief Executive Officer of
                                                                    First Capital Corporation and Executive
                                                                    Vice President of Equity Financial and
                                                                    Management Company; Age 56

William P. Dickey...........       1995              1999         President of The Dermot Company, Inc.; Age 54

Alan Glen...................       1995              1998         Retired; Age 71

Norman R. Higo..............     --                  2000         Retired; Age 58

Robert D. Perlmutter........     --                  2000         President and Chief Executive Officer of
                                                                    Heitman Retail Properties; Age 35

Martin Sherman..............       1995              1999         Senior Vice President of U.S. Shoe
                                                                    Corporation; Age 66

Norman Perlmutter. Mr. Perlmutter has been the Chairman of the Board of Directors of the Company since February 8, 1997. Since 1966 Mr. Perlmutter has served as Chairman of the Board and Chief Executive Officer of Heitman Financial Ltd., one of the largest full service real estate companies and real estate investment managers for employee benefit plans in the U.S. Mr. Perlmutter is also a Director of Chris-Craft Industries, Inc., Heitman/PRA Securities Advisors, Inc. and United Television, Inc. Mr. Perlmutter previously served on the boards of United Asset Management Corporation and Warner Communications. He holds a B.S. degree from the University of Illinois. Mr. Perlmutter is the spouse of Ms. McArthur and was elected as a director pursuant to agreement with Ms. McArthur.

Ronald L. Piasecki. Mr. Piasecki has been President and Chief Executive Officer of the Company since February 8, 1997. Until May, 1996, Mr. Piasecki served as Executive Vice President and Secretary of Aspen Enterprises, Ltd., which he co-founded in 1973. In May, 1996, Aspen Enterprises, Ltd., an owner/operator/developer of manufactured housing parks, was acquired by Sun Communities, Inc., of which Mr. Piasecki is now a director. Mr. Piasecki is also the Chairman of the Board of Kudziel Iron Industries. Mr. Piasecki obtained his Juris Doctor degree, cum laude from Wayne State University Law School in Detroit, Michigan in 1968 and has a B.A. degree from the University of Michigan.

Douglas Crocker II. Mr. Crocker has been President and Chief Executive Officer of Equity Residential Properties Trust and a Trustee since its formation in March 1993. Mr. Crocker has been President and Chief Executive Officer of First Capital Financial Corporation, a real estate company and a subsidiary of Great American Management and Investment, Inc., since December 1992 and a Director since January 1993 and Executive Vice President of Equity Financial and Management Company since November 1992. From September 1992 until November 1992, Mr. Crocker was a Managing Director of Investment Banking with Prudential Securities. Mr. Crocker was a Director and President of Republic Savings Bank, F.S.B. from December 1988 to June 1992. Mr. Crocker was President and a Director of McKinley Financial Group, Inc., a real estate and leveraged buyout company, from 1982 to 1989; President of American Invesco Corporation, a real estate company, from 1979 to 1982; and Vice President of Arlen Realty and Development Corporation from 1971 to 1979. Mr. Crocker is a member of the Urban Land Institute, the National Association of Real Estate Investment Trusts (NAREIT), the National Apartment Association, and an Executive Committee member of the National Multi-Housing Council. Mr. Crocker received his B.A. from Harvard College.

William P. Dickey. Mr. Dickey is the owner and President of The Dermot Company, Inc., a California real estate investment and advisory firm. Prior to forming The Dermot Company, Inc. in October 1991, Mr. Dickey was a Managing Director at The First Boston Corporation, a New York investment banking firm (now CS First Boston) from February 1986 to November 1990. Prior to joining First Boston, Mr. Dickey was a partner with the New York law firm of Cravath, Swaine & Moore from May 1980 to February 1986. From 1964 to 1970, Mr. Dickey was an officer in the U.S. Air Force and during that time served tours in the Philippines and Vietnam as an intelligence officer, and at the U.S. Air Force Academy as an instructor. Mr. Dickey is a Trustee of the Retail Property Trust, an institutionally-owned REIT with investments in regional shopping centers. Mr. Dickey is a Director of Price Enterprises, Inc., Mezzanine Capital Property Investors, Inc. and Kilroy Realty Corporation. Mr. Dickey holds a J.D. degree from Columbia Law School, an M.A. degree in International Affairs from Georgetown University, and a B.S. degree from the U.S. Air Force Academy.

Alan Glen. Mr. Glen served as Chairman of the Board of the Company from July 1995 until his resignation on April 10, 1996. Mr. Glen founded the McArthur/Glen Realty Corp. ("McArthur/Glen") together with Cheryl McArthur in 1986. Mr. Glen has been with McArthur/Glen and served as a Director since its incorporation in 1988 until the merger of McArthur/Glen with and into the Company in 1995. He has also served as its Vice President and Secretary from its incorporation until May 1993 when he became McArthur/Glen's Executive Vice President. He served as McArthur/Glen's Executive Vice President until July 1993 when he became Chairman of McArthur/Glen's Board of Directors. Mr. Glen has been in the real estate development and construction business as a principal since 1963, primarily in the Washington, D.C. area. During that time, he as involved in over $750 million of real estate projects not related to the McArthur/Glen Group. Prior to 1963, Mr. Glen was an executive in his family's women's apparel manufacturing business, the Glen Manufacturing Company, the third largest women's apparel manufacturer in the United States at that time. Mr. Glen graduated from the University of Wisconsin.

Norman R. Higo. Mr. Higo was employed in a variety of positions by Mikasa Inc. from 1971 until October 1995, including Executive Vice President, Chief Operating Officer of International Operations and Director of Retail Site Selection. Mr. Higo also served as a director and member of the executive committee of Mikasa. Mr. Higo, a CPA, received a Bachelor's of Science degree in accounting from the University of Southern California.

Robert D. Perlmutter. Since 1990, Mr. Perlmutter has been Chairman and Chief Executive Officer of Heitman Retail Properties, a subsidiary of Heitman Financial, Ltd., who as asset manager is listed by Shopping Center World as the fourth largest owner of regional mall shopping centers in the United States. Mr. Perlmutter is a member of the International Council of Shopping Centers (ICSC), the Illinois ICSC Committee and NAREIT. Mr. Perlmutter received a Bachelor of Science degree in business and real estate from the University of Colorado in Boulder. Mr. Perlmutter is the son of Norman Perlmutter, the Chairman of the Board of Directors of the Company.

Martin Sherman. Mr. Sherman has served as Senior Vice President of U.S. Shoe Corporation and Chief Executive Officer of its Retail Development Division since 1984. Mr. Sherman is also the President and Chief Executive Officer of M & S Advisory Group, Inc., a retail strategy and development consulting service. Mr. Sherman served as President of the Retail Development Division and Corporate Vice President of U.S. Shoe Corporation from 1971 until 1984. Mr. Sherman has been associated with U.S. Shoe Corporation since 1963 when he began as an Account Executive for its Valsey Bristol Children's Shoe Division. Mr. Sherman is an active member and a past Trustee of the International Council of Shopping Centers. He attended Temple University School of Business Administration. Mr. Sherman has an extensive retail background with a broad range of responsibility for the growth and retail development for U.S. Shoe Corporation since 1966. Under his guidance, the Retail Development Division of U.S. Shoe Corporation was responsible for the negotiation and acquisition of over 5,000 retail locations in North America and continental Europe.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company held meetings or acted by consent 13 times during 1996. The Company has standing audit and compensation committees.

Nominating Committee. The Nominating Committee, which consisted of William P. Dickey, Alan Glen and Jeffrey A. Kerr, and took all actions and performed all duties and responsibilities of the Board of Directors in connection with the designation of nominees for election to the Board of Directors for whom the Company solicits proxies, met once in 1996. The Nominating Committee was dissolved on April 10, 1996, and its functions have thereafter been performed by the Board of Directors of the Company. William P. Dickey, Alan Glen and Francis
T. Vincent served as an informal nominating committee to make recommendations to the Board of Directors with respect to the nominees for election to the Board of Directors at the 1997 annual meeting of shareholders.

Compensation Committee. The Compensation Committee, which consists of William P. Dickey, Alan Glen and Francis T. Vincent, Jr., establishes general guidelines regarding the compensation of the officers and executives of the Company, determines the compensation of the Chief Executive Officer, and the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose individual total annual salary and bonus exceeds $100,000, administers the Company's 1993 Stock Option Plan and the Company's bonus plans and makes recommendations to the directors with respect to the Company's compensation policies. The Compensation Committee met 5 times during 1996.

Audit Committee. The Audit Committee, which consists of Douglas Crocker II, Edwin N. Homer and Francis T. Vincent, Jr., makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews any recommendations made by the Company's auditors regarding the Company's accounting methods and the adequacy of its system of internal control and reviews any related party transactions. The Audit Committee met 6 times during 1996.

COMPENSATION OF DIRECTORS

Directors who are not officers of or employed by the Company ("Non-employee Directors") are paid an annual fee of $12,000 and a meeting fee of $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors attended, in person or telephonically as compensation for service as a director. Each Non-employee Director receives an option to purchase 5,000 shares of Common Stock under the Company's 1993 Director Stock Option Plan on the date he or she is first elected to the Board of Directors. Thereafter, on the date of each annual meeting of the Company's shareholders, each Non-employee Director elected to office at such meeting will automatically receive an option to purchase 5,000 shares of Common Stock. Non-employee Directors are also reimbursed for their out-of-pocket expenses.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose individual total annual salary and bonus exceeds $100,000 for 1996 (the "Named Officers") for services in all capacities while an executive officer for 1994, 1995 and 1996.

                                                                               Long Term
                                               Annual Compensation            Compensation
                                        ----------------------------------   --------------
                                                                               Securities
           Name and                                              Other         Underlying      All Other
      Principal Position         Year    Salary     Bonus     Compensation   Stock Options    Compensation
      ------------------         ----    ------     -----     ------------   -------------    ------------
Jeffrey A. Kerr(1).............  1996   $350,000   $      0      --              --             --
Chairman, President              1995    304,285    175,000      --              --             --
and Chief Executive Officer      1994    250,000    119,000      --              --             --
Joseph Cattivera(2)............  1996   $210,000   $ 10,000      --              30,000         --
Regional President and           1995    163,487     83,339      --              --             --
Chief Financial Officer          1994     79,443     35,000      90,000(3)       25,000         --
James S. Harris(4).............  1996   $250,000   $ 50,000      --              --             --
Executive Vice President         1995   $115,545   $124,562      --              --             --
                                 1994      --         --         --              --             --
Heidi J. Holwerda(5)...........  1996   $125,819   $ 30,000      --              10,500         --
Vice President                   1995     65,567     10,000      --              --             --
                                 1994     38,615      7,500      --               4,500         --
William M. Neville(6)..........  1996   $200,521   $ 66,182      --              50,000         --
Regional President               1995      --         --         --              --             --
                                 1994      --         --         --              --             --

------------
(1) Mr. Kerr resigned as Chairman, President and Chief Executive Officer effective February 8, 1997.

(2) Mr. Cattivera became an executive officer and employee effective May 26, 1994.

(3) Compensation paid to Mr. Cattivera during 1994 for his services as consultant to the Company.

(4) Mr. Harris became an executive officer and employee effective July 14, 1995.

(5) Ms. Holwerda became an officer in March 1996 and resigned effective March 4, 1997.

(6) Mr. Neville became an officer and employee in March 1996.

OPTION GRANTS IN FISCAL 1996

The following table sets forth certain information concerning stock option grants during fiscal 1996 for each of the Named Officers.

                                                   Individual Grants                      Potential Realizable
                                 -----------------------------------------------------      Value at Assumed
                                 Number of     Percent of                                 Annual Rates of Stock
                                 Securities   Total Options                              Price Appreciation For
                                 Underlying    Granted to     Exercise or                      Option Term
                                  Options     Employees in    Base price    Expiration   -----------------------
             Name                 Granted      Fiscal Year     ($/share)       Date         5%           10%
             ----                ----------   -------------   -----------   ----------      --           ---
Joseph Cattivera...............    30,000          8.1%         $21.50       3/5/2006     $405,637    $1,027,964
Heidi J. Holwerda..............    10,500          2.9%         $21.50       3/5/2006     $141,973    $  359,787
William H. Neville.............    50,000         13.6%         $21.50       3/5/2006     $676,062    $1,713,273

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1996
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              Number of Securities         Value of Unexercised
                                                             Underlying Unexercised            in-the-Money
                                                             Options/SARs at Fiscal       Options/SARs at Fiscal
                                   Shares        Value             Year-End(#)                  Year-End($)
                                 Acquired on    Realized    -------------------------    -------------------------
             Name                Exercise(#)      ($)       Exercisable/Unexercisable    Exercisable/Unexercisable
              (a)                    (b)          (c)                  (d)                          (e)
             ----                -----------    --------    -------------------------    -------------------------
Jeffrey A. Kerr................      --           --                 334,000/0                     0/0
Joseph Cattivera...............      --           --                  25,000/30,000                0/0
James S. Harris................      --           --                 129,600/0                     0/0
Heidi J. Holwerda..............      --           --                   4,500/10,500                0/0
William H. Neville.............      --           --                       0/50,000                0/0

EMPLOYMENT AND CONSULTING CONTRACTS

The Company has entered into employment contracts with each Named Officer except Ms. Holwerda. The contracts provide that these individuals devote substantially all of their business time to the operation of the Company. The contract with Mr. Kerr provided for an initial three-year term which could be extended for an additional year. The contracts with Mr. Cattivera and Mr. Harris provide for a three-year term. The contract with Mr. Neville provides for a two-year term.

Mr. Kerr's Amended and Restated Employment Agreement provided that he would serve as Chairman of the Board of Directors of the Company, President and Chief Executive Officer. He received an annual base salary of $350,000 (subject to increase by the Board of Directors) and was eligible for an annual bonus. The Company was obligated to pay $1 million in severance to Mr. Kerr after a "change in control" (as such term is defined in the contract) or if he terminated his employment agreement due to the Company's breach of his employment agreement because Mr. Kerr was not re-elected as Chairman of the Board of Directors of the Company. The Company entered into an agreement with Mr. Kerr dated as of February 8, 1997, to terminate Mr. Kerr's Amended and Restated Employment Agreement. See "Certain Transactions".

Mr. Cattivera and Mr. Neville receive an annual base salary of $210,000 and are eligible for annual bonuses of up to 50% of their base salary. Mr. Harris receives an annual base salary of $250,000 (subject to increase by the Board of Directors) and is eligible for a bonus of up to 60% of his base salary. In addition, during his term, Mr. Harris is entitled to a special bonus of $50,000 per year on or before December 31 of each year (pro rated for partial years).

Under each of the employment agreements described above, the Named Officers participate in any incentive, bonus, stock option or other compensation plan adopted by the Company's Board of Directors or the Operating Partnership, and is entitled to receive other benefits provided to executive personnel generally. These employment contracts also provide that, with limited exceptions, such Named Officers will not develop, own or operate manufacturer outlet shopping centers except on behalf of the Company during their employment or in certain instances one year after their employment ceases.

If the employment of Mr. Cattivera, Mr. Harris or Mr. Neville is terminated "without cause" or is terminated by the Named Officer for "good reason" (as such terms are defined in the respective contracts), such Named Officer is entitled to severance in an amount equal to the Named Officer's annual compensation. If the employment of these individuals is terminated after a "change in control" (as such term is defined in the respective contracts), such Named Officer is entitled to a lump sum payment in an amount equal to three times such Named Officer's annual compensation.

REPORT OF COMPENSATION COMMITTEE OF BOARD
OF DIRECTORS ON EXECUTIVE COMPENSATION

The compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeds $100,000 (the "Named Officers") is determined, subject to such Named Officer's employment contract, if any, by the Compensation Committee (the "Committee") of the Board of Directors, which is a standing committee that consists entirely of independent directors. No member of the Committee is eligible to participate in any of the compensation plans or programs it administers. The Company's goal in structuring executive compensation is to closely align the interests of executive officers with those of the Company's shareholders. The Company's executive compensation package is accordingly comprised of the following four elements:

        - Base salary set at levels sufficient to attract and retain employees capable of contributing materially to the Company's long-term success;

        - Annual bonus related to the Company's results of operations, including Adjusted Funds From Operations and a Committee evaluation of the employee's performance;

        - Stock options to provide long-term incentives; and

        - Participation in other benefit programs available to employees generally.

In carrying out its responsibilities, the Committee reviews the executive compensation programs and policies of the Company's competitors, in addition to a broader group of REITs, to ensure that the Company's plans and practices are competitive and appropriate based on the Company performance and compensation goals.

The Company has entered into employment agreements that establish the base salaries of four of the Company's Named Officers and has adopted stock option and bonus plans.

Base Salary. The respective employment agreements with the Named Officers provide an annual base salary of $350,000 in the case of Mr. Kerr, $210,000 in the case of Mr. Cattivera and Mr. Neville, and $250,000 in the case of Mr. Harris. Ms. Holwerda's salary and bonus for 1996 were established prior to the time she became a Named Officer. The Company expects to target future Named Officers' base salaries at the average of a compared group of competitors and REITs by conducting compensation surveys to determine base salary levels are in line with the Company's objectives, with consideration given to such factors as the Named Officer's scope of responsibility, performance, future potential and overall competitive positioning relative to comparable positions at competitors and other REITs.

Annual Bonus. Annual bonuses are granted under the Company's Employee Bonus Plan. Bonuses awarded under the Plan are limited to 50% of the amount of the employee's annual base salary, based upon the contribution to the Company by the employee, the results of operations of the Company, including but not limited to increases in Adjusted Funds From Operations, dividends, and other factors as the Company may deem appropriate. Bonuses may be paid in cash, shares of Common Stock or in combination thereof. Additional or special bonuses may be granted pursuant to an employee's employment contract.

Pursuant to the Named Officer's employment contract and/or the Employee Bonus Plan, the Committee awarded annual bonuses of $10,000 for Mr. Cattivera, $66,182 for Mr. Neville, and $50,000 for Mr. Harris. Mr. Kerr was not awarded an annual bonus. The determination of such bonuses was based on the Company's 1996 results, the contribution to the Company by the employee and such employee's employment contract. Due to the Company's overall performance in 1996, the above bonuses awarded to Messrs. Cattivera, Neville and Harris represent a reduction from the bonuses awarded last year. Ms. Holwerda received a $30,000 bonus from the Company before her compensation level was subject to review by the Compensation Committee.

Stock Options. The Company's 1993 Stock Option Plan (the "1993 Plan") provides officers and other key employees with long-term incentives in order to create an interest in the Company parallel to that of the Company's shareholders. Under the 1993 Plan, 950,000 shares of Common Stock of the Company are reserved for issuance upon the exercise of options which may be granted to key employees of the Company and its subsidiaries. Stock options are granted to reinforce the importance of improving shareholder value over the long-term, and to encourage and facilitate the stock ownership by executive officers. Stock options are granted at not less than 100% of the fair market value of the Common Stock on the date of grant to ensure that executive officers could only be awarded for appreciation in the price of Common Stock when the Company's shareholders are similarly benefitted. While all of the Company's executive officers are eligible to receive stock options, the size of annual grants, if any, to executive officers is contingent on their performance and future potential. During 1996 the Company granted stock options pursuant to the 1993 Plan relating to 368,677 shares, consisting in part of (i) options granted to Joseph Cattivera to acquire 30,000 shares, (ii) options granted to Heidi Holwerda to acquire 10,500 shares, and (iii) options granted to William Neville to acquire 50,000 shares. In addition to the 1993 Plan, due to the Board of Director's belief that the award of stock options helps to attract and maintain high-quality employees, the Board of Directors has adopted the 1997 Stock Option Plan, which, if approved by the Shareholders of the Company, will allow the Board of Directors to grant to officers and key employees of the Company options to purchase shares of the Company's common stock. For a complete description of the 1997 Stock Option Plan, see "Approval of the 1997 Stock Option Plan."

In connection with the merger of McArthur/Glen Realty Corp. ("McArthur/Glen") into the Company, the Company assumed the obligations of McArthur/Glen under its "1993 Long-Term Incentive Plan" and stock options outstanding thereunder can be exercised for shares of Common Stock, in accordance with the terms thereof, as adjusted to reflect the exchange ratio in the merger.

                                          William P. Dickey
                                          Alan Glen
                                          Francis T. Vincent, Jr.
                                          Members of the Compensation Committee
                                          March 18, 1997

APPROVAL OF THE 1997 STOCK OPTION PLAN

The Board of Directors believes that stock option plans are an important factor in both attracting and retaining high-quality employees and aligning the economic incentives of the Company and its employees. Therefore, the Board of Directors has adopted, and recommend that the shareholders approve, the 1997 Stock Option Plan (the "Plan"). Under the Plan, the Company may from time to time on or before February 28, 2007, grant to officers (whether or not directors) and key employees (including consultants and advisors) of the Company and its subsidiaries (including the Operating Partnership) options to purchase shares of the Company's Common Stock. Options granted under this Plan may be either options which are intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), or options which are not intended to be incentive stock options ("Non-Statutory Options"). The aggregate number of shares of Common Stock which may be sold to all optionees pursuant to the Plan shall not exceed nine hundred and fifty thousand (950,000) shares. Except as specifically provided for in the Plan, the selection of optionees and determination of the form of option and the number of shares allocated to each optionee shall be made by a committee of disinterested directors of the Company. The purchase price per share to be specified in any option granted pursuant to the Plan shall be not less than the fair market value of such stock on the date such option is granted, and may be paid in cash, in shares of Common Stock or in any combination thereof. The Board of Directors may provide for the exercise of options under the Plan from time to time in installments or otherwise, and may authorize the granting of such options upon such other terms and conditions and for such periods up to ten years from the date of grant as it may in its discretion determine; provided, however, that any option granted under the Plan shall not be transferable by the optionee other than by will or the laws of descent and distribution and may be exercisable during such optionee's lifetime only by the optionee or by such optionee's guardian or legal representative; and further provided, however, that the aggregate fair market value (determined at the time an option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all incentive stock option plans of the Company and any subsidiary corporations of the Company) shall not exceed $100,000.

The Company may also from time to time grant to the holder of any option issued under the Plan the right to elect to exercise stock appreciation rights with respect to all or any portion of the shares subject to such option in lieu of such option rights thereunder by surrendering the option rights as to all or such portion of the shares as to which option rights shall at such time be exercisable under such option, and receiving, with respect to each share as to which option rights are so surrendered, an amount in payment equal to the excess of the fair market value of such share on the date of surrender over the purchase price specified for such share in the option. Such payment may be made in cash, in shares of Common Stock or in any combination thereof, subject, in the case of cash, to the consent of the Company. The number of shares of Common Stock to be issued and delivered by the Company upon the exercise of stock appreciation rights under the Plan shall be determined by dividing the amount of the payment to be made in the form of shares of Common Stock by the fair market value of a share of Common Stock as of the date of surrender, and the value of any fractional share shall be paid by the Company in cash. No stock appreciation right shall, in any event, be exercisable within six months of the date of its grant. For purposes of determining the aggregate number of shares of Common Stock sold to all optionees pursuant to the Plan, each share as to which option rights have been surrendered upon the exercise of stock appreciation rights shall be treated as if it were a share sold under the Plan.

At any time an optionee is required to pay to the optionee's employer an amount required to be withheld under applicable income tax laws in connection with the exercise of a Non-Statutory Option, the optionee may satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares to be withheld shall be based on the fair market value of such shares on the date that the amount of tax to be withheld shall be determined ("Tax Date"). Each Election must be made prior to the Tax Date. The Board may disapprove of any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.

If the optionee is an officer or director of the Company within the meaning of
Section 16 of the Securities Exchange Act of 1934, as amended, then the Election is subject to the following additional restrictions:

     A. No Election shall be effective for a Tax Date which occurs within six months of the grant of the option.

     B. The Election must be made either six months prior to the Tax Date or must be made during a period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

In the event of a stock dividend, stock split, combination or other reduction in the number of issued shares of Common Stock, the Board of Directors may make such adjustments in the number of unpurchased shares subject to the Plan, the number of shares subject to options outstanding in the Plan, the exercise price specified in options outstanding under the Plan, and the number of shares subject to stock appreciation rights outstanding under the Plan as it may determine to be appropriate and equitable. In the event of a merger, consolidation, reorganization or dissolution of the Company, or the sale or exchange of substantially all of the Company's assets, the rights under options and stock appreciation rights outstanding under the Plan shall terminate, except to the extent and subject to such adjustments as may be provided by the Board of Directors or by the terms of the plan or agreement of merger, consolidation, reorganization, dissolution or sale or exchange of such assets.

The Board of Directors may, in its discretion, prescribe such provisions and interpretations as it shall deem necessary or desirable for the implementation of the Plan. The Board of Directors of the Company may, without shareholder consent, amend the Plan; provided, however, any amendment that would (i) materially increase the benefits accruing to participants thereunder, (ii) materially increase the number of shares which may be issued thereunder, or
(iii) materially modify the requirements as to eligibility for participation thereunder, must be approved by a vote of the shareholders of the Company.

Pursuant to, and subject to obtaining shareholder approval of, the Plan, the Compensation Committee of the Board of Directors on April 3, 1997, granted options relating to 140,000 shares of Common Stock consisting of (i) options granted to Norman Perlmutter, Chairman of the Board of the Company, to acquire 125,000 shares at $12.50 per share, the fair market value of such shares as of the date of the grant, in lieu of the payment to Mr. Perlmutter of a base cash salary for serving as Chairman of the Board, and (ii) options granted to Robert
L. Doran, a Vice President of the Company, to acquire 15,000 shares at $19.75 per share, the fair market value of such shares as of November 18, 1996, the date of Mr. Doran's employment with the Company. While it is not contemplated that additional options will be granted under the Plan to existing officers or employees of the Company prior to the annual meeting, additional options may be granted to new officers or employees pursuant to their employment arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total returns of the Standard and Poor's 500 Stock Index (the "S&P 500 Index") and the Total Return Index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts (the "NAREIT Equity Index"). The comparison assumes $100 investments on November 1, 1993, the first date of registration of the Company's Common Stock under Section 12 of the Securities Exchange Act of 1934, in the Company's Common Stock, the S&P 500 Index and the NAREIT Equity Index, and further assumes reinvestment of dividends.

        MEASUREMENT PERIOD          HGI REALTY, INC.        S&P 500         NAREIT EQUITY
      (FISCAL YEAR COVERED)
11/1/93                                        100.00             100.00             100.00
12/31/93                                        96.86             100.28              94.42
12/31/94                                       117.36             101.59              97.41
12/31/95                                       109.50             139.61             112.28
12/31/96                                       103.37             171.67             151.88

On December 31, 1996 and February 14, 1997, the last sale prices of the Common Stock, as reported by the New York Stock Exchange Composite Tape, were $19.875 and $16.00 per share, respectively.

CERTAIN TRANSACTIONS

The Company performed development, leasing and management services for properties or entities owned by Jeffrey A. Kerr and his affiliates during 1996. The fees relating to such services for 1996 were as follows:

                                                                  1996
                                                                  ----
Development Fees............................................    $252,000
Leasing Fees................................................      32,000
Management Fees.............................................      30,000
Other.......................................................      23,000
                                                                --------
Total.......................................................    $337,000
                                                                ========

The Company has used, for Company business, an airplane owned by a company wholly owned by Mr. Kerr. During 1996, the Company made payments to Mr. Kerr's affiliated company for use of this airplane in the aggregate amount of $227,700. The lease of this airplane was terminated March 31, 1997.

As previously disclosed, Mr. Kerr resigned from his positions as Chief Executive Officer, President and Chairman of the Board of the Company effective February 8, 1997. Mr. Kerr and his affiliates were indebted to the Company in the amount of $1.1 million at December 31, 1996, as previously reported in the Company's Annual Report on Form 10-K, and were indebted to the Company in the amount of $1,268,000 at March 31, 1997. This indebtedness, included $288,000 of development fees owed to the Company, amounts due with respect to personal or noncorporate use of the leased airplane, interest at 7.8% per annum and various other amounts advanced to and expenses incurred on behalf of Mr. Kerr and/or his affiliates or related entities. The Company and Mr. Kerr have entered into an agreement pursuant to which these and certain other claims of the Company and Mr. Kerr, including a termination claim by Mr. Kerr of $1,000,000, were settled; Mr. Kerr waived various claims and agreed to make a payment of $240,000 to the Company, his options to purchase Common Stock of the Company will be amended to make them exercisable until February 7, 1999, and all joint ventures between the Company and Mr. Kerr and/or related entities will be terminated. As a part of this unwinding of interrelationships and pursuant to the agreement, affiliates of Mr. Kerr agreed to transfer to the Company their interests in approximately 18 acres of land adjacent to the Company's Birch Run Shopping Center at Mr. Kerr's and/or his affiliates' cost to subject that property to a purchase contract, and the Company will release currently 50,000 shares of Common Stock held by Mr. Kerr from the agreement with the Company restricting Mr. Kerr's sale of those shares and will release an additional 250,000 shares over the next two years.

In connection with the merger ("Merger") of McArthur/Glen Realty Corp. ("McArthur/Glen") with and into the Company on July 14, 1995, the Company entered into a consulting and non-competition agreement with Cheryl McArthur, the spouse of Norman Perlmutter. Pursuant to such agreement, Ms. McArthur provides consulting services to the Company during the five-year period ending July 13, 2000 and has covenanted not to compete in any business relating to a shopping center primarily tenanted by manufacturers operating outlet merchandise stores for a period of 10 years from July 14, 1995 in exchange for the payment to her of $3.2 million. During 1996 the Company paid an aggregate of approximately $1.1 million to Ms. McArthur pursuant to such agreement.

The Company entered into a Consulting Agreement with M & S Advisory Group, Inc. ("M & S") and Martin Sherman, its principal officer and a Director of the Company as of January 1, 1996, pursuant to which M & S was to make Mr. Sherman available to the Company as a consultant on matters relating to the Company's business. During 1996 the Company was obligated to pay M & S a minimum of $75,000, plus $2,500 per day if the total number of days of consulting exceeded thirty. During 1996, the Company paid M & S approximately $75,000 pursuant to such agreement, which was terminated effective June 1, 1997.

During 1996, Gary E. Geisler and George T. Haworth had certain indebtedness (the "Indebtedness") outstanding to the Company as a result of the purchase from the Company of interests in certain partnerships that were converted into Units of the Operating Partnership. The Indebtedness accrued interest at the prime rate as reported in The Wall Street Journal from time to time plus one percent per annum. The largest amount of such indebtedness outstanding due to the Company during 1996 was $410,131 and $398,741 for Messrs. Geisler and Haworth, respectively. On April 2, 1996, the Company exchanged the Indebtedness, having a principal balance of $395,078 and $384,470 for Messrs. Geisler and Haworth, respectively, for an aggregate of 37,677 Units in the Operating Partnership owned by Messrs. Geisler and Haworth having a value based on the market price of the Common Stock on such date equal to the aggregate principal amount of the Indebtedness. As part of the transaction, the Company issued stock options to Messrs. Geisler and Haworth under the Company's 1993 Stock Option Plan equal in number to the number of Units exchanged. The options had an exercise price of $20.69 per share, the fair market value of the Common Stock on the date of the exchange.

On November 21, 1996, the Company entered into an agreement (the "Sobol Agreement") with Paul Sobol, then a Regional President of the Company, to terminate Mr. Sobol's Employment Agreement dated January 30, 1996. Pursuant to the Sobol Agreement, Mr. Sobol's employment with the Company was terminated, and the Company paid to Mr. Sobol approximately $163,000 in satisfaction of its obligations under the Employment Agreement.

In 1996, the Company terminated and settled its obligations under various employment contracts entered into in connection with the Merger with a director and several executive officers. In January 1996, Douglas MacLatchy, a Senior Vice President, was paid a $250,000 severance benefit. In April 1996, Alan Glen, Chairman of its Board of Directors, received a $900,000 severance benefit approximately one-third of which was paid in April 1996 and the balance of which is being paid in four equal installments, plus interest aggregating $100,000, over three years; Margaret Ernst, a Senior Vice President of the Company, was paid approximately $450,000 in severance benefits; Gary E. Geisler, a Senior Vice President, became a consultant to the Company and received $275,712 in severance benefits and $24,692 in consulting fees and George T. Haworth, an Executive Vice President, became a consultant for a one year period and was paid a fee of $250,000. Messrs. Glen, Geisler and Haworth also agreed generally not to compete with the Company in the manufacturer outlet center business.

On November 21, 1996, the Company entered into a joint venture (the "Venture") with a pension fund (the "Fund") advised by Heitman Capital Management Corporation, an affiliate of Heitman Financial Ltd., of which Norman Perlmutter, the Chairman of the Board of the Company, is Chairman of the Board and Chief Executive Officer. The Fund agreed to invest a total of $42.5 million which, after proration adjustments and payoffs of existing indebtedness, is distributable to the Company upon its contribution of its Finger Lakes Outlet Center and current expansion phases under development to the Venture. In November, 1996, the Fund invested $34.9 million. It is anticipated that the Fund will invest the remaining $7.6 million in the second quarter of 1997.

On September 25, 1996, the Company sold 1.73 acres of land in Birch Run, Michigan at its fair market value of $395,000 to Aspen-Birch Country Inn, LLC ("Aspen-Birch"), which is constructing a country inn hotel on the property. Aspen-Birch is an affiliate of Ronald L. Piasecki, the President, Chief Executive Officer and a director of the Company.

Norman Perlmutter, Chairman of the Board of the Company filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 in April 1996 upon the notification of the redemption of units for shares and subsequent distribution of such shares to his wife upon the liquidation of MG Management Services Inc. in February 1996. Martin Sherman, a director of the Company, did not file on a timely basis Statements of Changes in Beneficial Ownership of Securities on Form 4 for May 1996 on which a stock option grant was reported, and for August and October 1996, on which changes in the form of ownership were reported. Ronald L. Piasecki, President and a director of the Company, did not file on a timely basis a Statement of Changes in Beneficial Ownership of Securities on Form 4 for December 1996 on which two transactions were reported.

AUDITORS

Representatives of Ernst & Young LLP, the Company's auditors, are expected to be present at the annual meeting and will be available to respond to questions and may make a statement if they so desire.

SHAREHOLDER NOMINATIONS

Nominations of individuals for election to the Board of Directors of the Company at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any shareholder of the Company entitled to vote for the election of directors at that meeting by compliance with the following procedures. Nominations by shareholders shall be made by written notice (a "Nomination Notice"), which shall set forth (i) as to each individual nominated,
(A) the name, date of birth, business address and residence address of such individual; (B) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience; (C) any directorships held by such nominee in any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and (D) whether, in the last five years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and (ii) as to the person submitting the Nomination Notice and any person acting in concert with such person, (x) the name and business address of such persons, (y) the name and address of such persons and as they appear on the Company's books (if they so appear) and (z) the class and number of shares of the Company which are beneficially owned by such persons. A written consent to serve as a director if elected, signed by the nominee, shall be filed with any Nomination Notice. Except as otherwise required by applicable law, a Nomination Notice made in accordance with the procedures described herein only permits the person submitting the Nomination Notice to present the nominee at the applicable shareholders' meeting and does not entitle such nominee to be named as a nominee in any solicitation of proxies on behalf of the Board of Directors. If the presiding officer at any shareholders meeting determines that a nomination was not made in accordance with such procedures, he shall so declare to the meeting and the defective nomination shall be disregarded.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder intends to present at the annual meeting of shareholders in 1998 must be received by the Company by December 18, 1997 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting. In addition, pursuant to the Company's Bylaws, for nominations or other business to be properly brought before the 1997 annual meeting of shareholders by a shareholder, the shareholder must give the notice required by the Bylaws no earlier than February 12, 1998 and no later than March 14, 1998.

                                   IMPORTANT

All shareholders are cordially invited to attend the annual meeting in person.

If you cannot be present at the meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

                             HORIZON GROUP, INC.
                               5000 Hakes Drive
                         Norton Shores, Michigan 49441


PROXY


The undersigned hereby appoints Norman Perimutter, Ronald L. Piasecki and James O'Brien, and each of them, proxies, with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote the shares of stock of Horizon Group, Inc. which the undersigned is entitled to vote as designated herein, at the annual meeting of shareholders to be held at Berkley Commons Outlet Center, 5715-62A Richmond Road, Williamsburg, Virginia, on Wednesday, May 14, 1997 at 10:00 a.m. Williamsburg time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HORIZON GROUP,
INC.

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

               (Continued and to be signed on the reverse side)




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                             FOLD AND DETACH HERE

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
[X]  Please mark your
     votes as in this
     example.


                        FOR     WITHHELD
1. Election of         [   ]     [    ]            Nominees:                        2. Adoption of the 1997 Stock Option Plan
   Directors
                                                   Norman R. Higo and                   FOR       AGAINST      ABSTAIN
                                                   Robert D. Perimutter                [   ]       [   ]        [   ]

To withhold authority to vote for any nominee,                                     3. Upon any other matter which may properly
write nominee's name on the space provided below.                                     come before the meeting.
--------------------------------------
                                                                                    This Proxy, when properly executed, will be
                                                                                    voted as instructed herein by the undersigned
                                                                                    shareholder.  If no instructions are given,
                                                                                    this Proxy will be voted for all of the
                                                                                    nominees listed to the left and for the
                                                                                    proposal.

                                                                                    Please sign exactly as name appears on this
                                                                                    Proxy.  When shares are held by joint tenants,
                                                                                    both should sign.  When signing as attorney,
                                                                                    executor, administrator, trustee or guardian,
                                                                                    please give full title as such.  If a
                                                                                    corporation, please sign in full corporate
                                                                                    name by an authorized officer.  If a
                                                                                    partnership, please sign in partnership name by
                                                                                    an authorized person.

                                                                                    The undersigned hereby revokes any proxy or
                                                                                    proxies heretofore given to vote such shares at
                                                                                    said meeting or any adjournment thereof.





                                                                                     -----------------------------------------, 1997
                                                                                      Signature                         Date

                                                                                     -----------------------------------------, 1997
                                                                                      Signature if held jointly         Date

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